Exhibit 10.2

AMENDMENT AGREEMENT

This Amendment Agreement (this “Amendment”) is made and entered into as of January 17,  2019 (the “Effective Date”), by and among U.S. Auto Parts Network, Inc. (the “Company”), Mehran Nia (“Mr. Nia”) and the Nia Living Trust Established September 2, 2004 (the “Trust” and together with Mr. Nia, “Nia”).

WHEREAS, the Company has entered into a Board Candidate Agreement with Nia, dated May 31, 2018 (the “Board Agreement”).

WHEREAS, the Board Agreement provides that the Company and Nia shall mutually agree on the appointment of a new director on the Company’s Board of Directors (the “Board”) to serve as a Class II director (the “Nia Appointee”) and the Board shall expand the size of the Board from eight (8) directors to nine (9) directors accordingly.

WHEREAS, the Second Amended and Restated Certificate of Incorporation of the Company fixes the number of directors who shall constitute the Board at a maximum of nine (9) directors and requires stockholder approval to expand the size of the Board beyond nine (9) directors.

WHEREAS, David Kanen (“Mr. Kanen”) has requested to be appointed as a member of the Board and Nia has agreed that Mr. Kanen may serve on the Board as a Class II director and as the Company’s ninth director notwithstanding Nia’s right to mutually agree with the Company on the appointment of the Nia Appointee,  provided the parties enter into this Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.         Amendment.  Section 1.1(ii) of the Board Agreement is hereby amended and restated in its entirety as follows:

“(ii) The Company hereby agrees that the Board shall use commercially reasonable efforts to appoint the Second Director to serve as a member of the Board through one of the following methods selected at the sole discretion of the Company:  (i)  the Board shall nominate the Second Director to serve as a Class I director at the Company’s 2019 Annual Stockholder Meeting; (ii) the Company shall seek stockholder approval at the Company’s 2019 Annual Stockholder Meeting to amend its Second Amended and Restated Certificate of Incorporation to expand the size of the Board to ten (10) directors and shall at a mutually agreeable time thereafter appoint the Second Director to serve on the Board as a Class II director; or (iii) to the extent there is an open vacancy on the Board at or prior to the Company’s 2019 Annual Stockholder Meeting, the Board shall appoint the Second Director to serve on the Board and fill such vacancy.”

2.         Entire Agreement.  This Amendment together with the Board Agreement contains the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements, understandings, arrangements and discussions between the parties regarding such subject matter.  To the extent there is a conflict between the terms of the Board Agreement and the terms of this Amendment, the terms of this Amendment shall prevail.

3.         Counterparts.  This Amendment may be signed in counterparts, each of which shall be deemed an original but all of which together shall be deemed to constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

U.S. AUTO PARTS NETWORK, INC.		MEHRAN NIA

By:	/s/ Lev Peker
/s/ Mehran Nia
Name:	Lev Peker

Title:	Chief Executive Officer

NIA LIVING TRUST ESTABLISHED
SEPTEMBER 2, 2004

		By:	/s/ Mehran Nia

		Name:	Mehran Nia

		Title:	Member